UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2010

Community Bank System, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Appointment of Directors.

Community Bank System, Inc. (the “Company”) announced that its Board of Directors took action to increase the size of the Company’s Board on February 17, 2010 and appoint five new independent directors to the Board based upon the recommendation of its Nominating and Corporate Governance Committee.  The  appointment of Mark J. Bolus, Neil E. Fesette, Edward S. Mucenski, John Parente and John F. Whipple will be effective as of February 26, 2010.

Each of the new directors currently serves on the Board of Directors of the Company’s wholly-owned subsidiary Community Bank, N.A. (the “Bank”) and has strong ties to one or more regions in which the Bank operates.  In making its recommendation, the Nominating and Corporate Governance Committee determined that the individuals possessed the requisite skills and characteristics required to serve on the Board and that their addition would enhance the overall composition and independence of the Board.  The Committee also noted that unifying the membership of the Company Board with the Bank Board would create organizational efficiencies and further the goal of succession planning.  Before recommending the appointment of the new directors, the Company’s Nominating and Corporate Governance Committee also determined that each of the newly appointed directors met the independence standards of the New York Stock Exchange.  Set forth below is a brief description of the new directors’ business experience:

Mr. Bolus is President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a regional trucking company located in Scranton, Pennsylvania.  He is a member of the American Trucking Association and various charitable and community organizations in the Northeast Pennsylvania area.  Mr. Bolus attended Keystone College and Penn State.

Mr. Fesette is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management, both of which are located in Plattsburgh, New York.  His experience includes residential and commercial brokerage, property management, real estate investments, real estate development and consultation.  He is also a Certified Property Manager through the National Institute of Real Estate Management.  He is also a board member of both Plattsburgh State’s College Foundation and Champlain Valley Physician’s Hospital Foundation.  He received  a bachelor’s degree from Rochester Institute of Technology.

Mr. Mucenski is the Managing Director of the Pinto, Mucenski & Watson, P.C., Certified Public Accountants, a firm located in Potsdam, New York that provides accounting, tax and financial services.  He is a Certified Public Accountant and has been affiliated with the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants and serves on the board of trustees for the Canton-Potsdam Hospital, the Mater Dei Foundation and the St. Joseph’s Rehabilitation Center, Inc.  He earned a bachelor’s degree in accounting from Clarkson University.

Mr. Parente is the Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations located in Wilkes-Barre, Pennsylvania.  He is responsible for all aspects of the business’ operation.  He previously served as Chief Executive Officer of Kem Plastic Playing Cards, Inc. and Senior Sales Manager of Cellular Plus.  He received a bachelor’s degree in business and human resource management from King’s College.

Mr. Whipple is the Chief Executive Officer and a shareholder of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.  He is a Certified Public Accountant and also directs the firm’s marketing committee.  He is affiliated with the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants, and the National Association of Certified Valuation Analysts.  He received his bachelor’s degree in business administration and accounting from St. Bonaventure University.

The appointment of the new directors is not subject to any arrangement or understanding between the new directors and any other person.  At this time, committee memberships have not been determined.  The Board will make committee assignments for the new directors at its annual organizational meeting scheduled in April.  The Company is not aware of any related party transactions as defined in Item 404(a) of Regulation S-K that exist with respect to the new directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: President and Chief Executive Officer

Dated:  February 23, 2010